Exhibit 99.1

Bethany L. Sensenig Joins Supernus’ Board of Directors

ROCKVILLE, MD, August 21, 2023 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, announced today that Bethany L. Sensenig has joined the Supernus Board of Directors effective immediately. Ms. Sensenig has over twenty years of business and strategic financial leadership experience in the pharmaceutical and biotechnology sectors. The appointment will increase the size of the Supernus board to seven members.
“Bethany brings a wealth of industry knowledge and expertise to the Company’s board,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “As we continue to grow our commercial business, advance our pipeline and build our organization through corporate development, her strategic insights and operational and financial experience will be important for Supernus.”
“I am pleased to join the board of Supernus and look forward to working with the other board members and the Supernus management team as the Company advances its mission of developing and commercializing products for the treatment of CNS diseases,” said Ms. Sensenig.
Ms. Sensenig was most recently Chief Financial Officer and Interim Chief Executive Officer of 9 Meters Biopharma, a clinical-stage biotechnology company. Prior to that, Ms. Sensenig was Chief Financial Officer and Head of U.S. Operations of Minovia Therapeutics, Ltd., a clinical-stage biotechnology company, where she played a critical leadership role in building the company's business and financing strategy. She spent 13 years at Biogen Inc., a multinational biotechnology company, where she held several positions of increasing responsibility, the latest of which was Vice President of Finance and Commercial Operations. Ms. Sensenig has played key roles in numerous transactions and acquisition-related deals totaling over $2 billion across Biogen and Minovia and had direct P&L accountability at Biogen for upwards of $1 billion in annual revenue across 30 countries spanning the U.S., Asia-Pacific, Latin America and Europe. Earlier in her career, Ms. Sensenig held financial management and analyst roles at Merck & Co. Inc. and Nexus Technologies, Inc.
Ms. Sensenig holds a Bachelor of Science in Accounting and Business Management from Montreat College, a Master of Business Administration from Western Carolina University and is a Certified Management Accountant.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease (PD), cervical dystonia, chronic sialorrhea, dyskinesia in PD patients receiving levodopa-based therapy, and drug-induced extrapyramidal reactions in adult patients. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the

Company’s ability to increase its net revenue; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Westwicke
Office: (443) 213-0505
Email: peter.vozzo@westwicke.com

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